Exhibit 10.1

FOURTH AMENDMENT AND NOTE MODIFICATION AGREEMENT

THIS FOURTH AMENDMENT AND NOTE MODIFICATION AGREEMENT (this “Amendment”) is made as of the 31st day of December, 2008 by and between KVH Industries, Inc., a Delaware corporation with its principal place of business located at 50 Enterprise Center, Middletown, Rhode Island (the “Borrower”), and Bank of America, N.A. (successor-by-merger with Fleet National Bank and assignee of Banc of America Leasing & Capital, LLC [itself a successor-by-merger with Fleet Capital Corporation]), a national banking association with a place of business located at 111 Westminster Street, Providence, Rhode Island (the “Lender”).

PURPOSE:

On July 17, 2003, the Borrower, Fleet Capital Corporation (predecessor-in-interest to Banc of America Leasing & Capital, LLC) and Fleet National Bank (predecessor-in-interest to the Lender, as issuing lender and cash management bank) entered into, among other things, that certain Amended and Restated Credit and Security Agreement (as amended to date, the “Credit Agreement”) providing for a $15,000,000 line of credit (the “Line”) to the Borrower.

As further evidence of the Line, the Borrower executed and delivered to Fleet Capital Corporation that certain Revolving Credit Note dated July 17, 2003 in the amount of $15,000,000 (as amended to date, the “Note”).

Banc of America Leasing & Capital, LLC assigned all of its rights in and to the Credit Agreement and the Note, together with any and all other documents executed and/or prepared in connection therewith (collectively, the “Loan Documents”), to the Lender pursuant to that certain Assignment and Assumption and Amendment and Note Modification Agreement dated as of July 17, 2006, by and among the Borrower, Bank of America Leasing & Capital, LLC and the Lender. On December 28, 2006, the parties hereto entered into that certain Second Amendment and Note Modification Agreement, and on August 20, 2007, the parties hereto entered into that certain Third Amendment and Note Modification Agreement.

The Lender and the Borrower are desirous of amending the maturity date of the Line and making certain other modifications to the Credit Agreement.

NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows (capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement):

AMENDMENTS:

1. The reference to “December 31, 2008” appearing (a) in the definition of “Revolving Credit Maturity Date” set forth in Section 1.1 of the Credit Agreement, as amended, and (b) as the maturity date in the Note, is hereby amended to read “December 31, 2011”.

2. Section 1.1. of the Credit Agreement is hereby amended to included the following new defined terms alphabetically:

“Fourth Amendment Closing Date” means December 31, 2008.

“BBA Libor Daily Floating Rate” means a fluctuating per annum rate of interest, determined on a daily basis, equal to Eurodollar Rate with a one month term, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Lender.

3. The defined term “Applicable Margin” appearing in Section 1.1. of the Credit Agreement is hereby amended in its entirety to read as follows:

“Applicable Margin” means 1.75% per annum.

4. The defined term “Applicable Unused Fee Rate” appearing in Section 1.1. of the Credit Agreement is hereby amended in its entirety to read as follows:

“Applicable Unused Fee Rate” means, for each applicable period, the percentages per annum set forth below for each such period:

Period	Applicable Unused Fee Rate
1/1/2009-12/31/2009	0.30%
1/1/2010-12/31/2010	0.35%
1/1/2011 and thereafter until the Revolving Credit Maturity Date	0.40%

5. The reference to “Adjusted Base Rate” appearing in Section 2.1(c) of the Credit Agreement is hereby amended to read “applicable Eurodollar Rate”.

6. Section 2.2(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) General. The Borrower may elect different options for continuations and conversions with respect to different portions of any Borrowing, in which case the Loans comprising each such portion shall be considered a separate Borrowing. The Borrower shall not be permitted to select any Eurodollar Interest Period for any Eurodollar Borrowing that ends after the Revolving Credit Maturity Date.

7. The first sentence of Section 2.2(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b) Interest on Borrowings. Each Borrowing shall bear interest, at Borrower’s election, either: (a) at the BBA Libor Daily Floating Rate plus the Applicable Margin or (b) during the applicable Eurodollar Interest Period, at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

8. The second to last sentence of Section 2.2(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

Accrued interest on each Borrowing at the BBA Libor Daily Floating Rate and each Eurodollar Borrowing shall be payable in arrears on the first day of each month and, with respect to Eurodollar Borrowings, on the last Business Day of the Eurodollar Interest Period applicable to such Eurodollar Borrowing; provided that interest accrued at the Post-Default Rate shall be payable on demand.

9. All references to “Base Rate Borrowings” in Section 2.2(b) and Section 2.2(d) of the Credit Agreement are hereby amended to refer to “Borrowings at the BBA Libor Daily Floating Rate”.

10. The initial clause of Section 2.2(c) of the Credit Agreement is hereby amended in its entirety to read “To request any Borrowing,”.

11. Section 2.2(g) of the Credit Agreement is hereby amended to add the following new sentence immediately at the end thereof:

The provisions of this Section 2.2(g) shall not apply to the payment of any loans bearing interest at the BBA Libor Daily Floating Rate.

12. Section 2.3(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Expiration Date. Each Letter of Credit shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business on the earlier of (i) the date 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary Letters of Credit, after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days or 180 days, as applicable, after such renewal or extension) provided that any such standby Letter of Credit may provide for automatic extensions thereof to a date not later than 365 days beyond its current expiration date, and (ii) the date that is 365 days following the expiration of the Revolving Credit Maturity Date. No Letter of Credit may be extended beyond the date that is 365 days following the Revolving Credit Maturity Date.

13. Section 2.7(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) Unused Fee. The Borrower shall pay to the Lender unused fees in respect of the Revolving Credit Commitment, in an aggregate amount equal to the product of (x) the Applicable Unused Fee Rate, multiplied by (y) the daily average unused amounts of the Revolving Credit Commitment during the period from and including the date on which the Effective Time shall occur to but excluding the date on which the Revolving Credit Commitment terminates. Accrued unused fees shall be payable quarterly in arrears on the first day of each quarter and on the date on which the Revolving Credit Commitment terminates. All unused fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

14. Section 2.7(b)(i) of the Credit Agreement is hereby amended in its entirety to read as follows:

(i) with respect to each standby or documentary Letter of Credit issued hereunder, a fee to the Lender which shall accrue at a rate per annum equal to (x) the Applicable Margin multiplied by (y) the average daily amount of such Letter of Credit during the period from and including the Fourth Amendment Closing Date to but excluding the date on which there shall no longer be any Letters of Credit outstanding hereunder, and

15. The initial clause found in Section 7.1(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter:

16. Section 7.14 of the Credit Agreement is hereby amended to add the following new sentence immediately at the end thereof:

The Borrower hereby authorizes the Lender to automatically charge any bank account maintained by the Borrower with the Lender for any payments then owing to the Lender pursuant to Section 2.5(a).

17. Exhibit B-4 of the Credit Agreement is hereby amended to reflect that Loans will no longer be available to be made at the Base Rate, and that the BBA Libor Daily Floating Rate may be elected as an option for both initial Loans and for the conversion of all or any part existing Loans. Further, all Base Rate Loans outstanding, if any, shall immediately bear interest at the BBA Libor Daily Floating Rate.

18. Except as modified hereby, the Borrower hereby affirms and restates all of the covenants and agreements made and set forth in the Loan Documents and any and all other documents executed in connection therewith.

19. All references to the Credit Agreement appearing in the Note, the Loan Documents and any and all other documents executed in connection therewith shall be deemed to mean the Credit Agreement as amended hereby.

20. All references to the Note appearing in the Credit Agreement, the Loan Documents and any and all other documents executed in connection therewith shall be deemed to mean the Note as amended hereby.

21. Lender hereby gives its consent to the repurchase by Borrower of up to an additional one million (1,000,000) common shares of the Borrower, so long as such repurchase is consistent with the resolutions of the Board of Directors of the Borrower adopted on November 26, 2008, certified copies of which resolutions have been provided to Lender.

22. Borrower represents and warrants to Lender that: (a) Borrower has the full power and authority to execute, deliver and perform its respective obligations under, the Credit Agreement, as amended by this Amendment, (b) the execution and delivery of this Amendment has been duly authorized by all necessary action of the Board of Directors of Borrower; (c) the representations and warranties contained or referred to in the Credit Agreement are true and accurate in all material respects as of the date of this Amendment (except to the extent that such representations and warranties expressly relate to an earlier date or have been publicly disclosed in a prior filing with the Securities and Exchange Commission); and (d) no Event of Default has occurred and is continuing or will result after giving effect to this Amendment and the transactions contemplated by this Amendment and the Credit Agreement.

23. This Amendment shall take effect upon the receipt by the Lender of (a) this Amendment duly executed by the Borrower and Lender; (b) a Certificate executed by an officer of the Borrower with regard to the continuance of resolutions, organizational matters and officer incumbencies previously certified to Lender; (c) a Good Standing Certificate with respect to the Borrower issued by the State of Delaware and each other jurisdiction where the Borrower is required to be qualified to do business; (d) payment to the Lender of an upfront fee of $15,000 to be debited to the Borrower’s account maintained by the Borrower with Bank of America; and (e) payment of all reasonable costs and expenses (including, without limitation, the reasonable costs and expenses of Lender’s counsel) incurred by Lender in connection with this Amendment.

24. Any provision of this Amendment which is prohibited or unenforceable under any jurisdiction shall, as to such jurisdiction, be ineffective, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

25. This Amendment is intended by the parties hereto as a final expression of this Amendment and is also intended as a complete and exclusive statement of the terms hereof. No course of dealing, course of performance or trade usage, and no patrol or evidence of any nature shall be used to supplement or modify any terms hereof.

26. This Amendment has been negotiated, executed, and delivered in, and shall be deemed to have been made in the State of Rhode Island, and the validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Rhode Island.

27. An original of this Amendment may be attached to and made a part of the Note and shall constitute an allonge thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

WITNESS:	KVH Industries, Inc.

/s/ Eneida DeJesus	By:	/s/ Patrick J. Spratt
	Name:	Patrick J. Spratt
	Title:	CFO

Bank of America, N.A.

	By:	/s/ Donald C. McQueen
	Name:	Donald C. McQueen
	Title:	Senior Vice President

[Signature Page to KVH Fourth Amendment]